Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054	Contact:
www.svb.com	Meghan O'Leary
Investor Relations
For release at 1:00 P.M. (Pacific Time)	(408) 654-6364
April 23, 2020

NASDAQ: SIVB
SVB FINANCIAL GROUP ANNOUNCES 2020 FIRST QUARTER FINANCIAL RESULTS
Board of Directors declared a quarterly Series A Preferred Stock dividend
SANTA CLARA, Calif. — April 23, 2020 — SVB Financial Group (NASDAQ: SIVB) today announced financial results for the first quarter ended March 31, 2020.
Consolidated net income available to common stockholders for the first quarter of 2020 was $132.3 million, or $2.55 per diluted common share, compared to $262.9 million, or $5.06 per diluted common share, for the fourth quarter of 2019 and $288.7 million, or $5.44 per diluted common share, for the first quarter of 2019.
"While we had strong first quarter performance with changing COVID-19 market conditions driving a higher provision, our response during this human crisis has been to focus on ensuring the health and safety of our employees, helping our clients navigate a challenging, rapidly changing situation, and supporting our communities” said Greg Becker, President and CEO of SVB Financial Group. “As the broader economic picture remains uncertain, our solid financial foundation of strong capital, ample liquidity and a high-quality balance sheet should position us well for the current environment. We believe we can continue to support and lend to our clients and manage the impact of a weaker economy while investing in our long-term growth.”
Highlights of our first quarter 2020 results (compared to fourth quarter 2019, unless otherwise noted) included:

•	Average loans of $33.7 billion, an increase of $1.7 billion (or 5.2 percent).

•	Period-end loans of $36.0 billion, an increase of $2.8 billion (or 8.5 percent).

•	Average fixed income investment securities of $27.1 billion, an increase of $0.5 billion (or 1.8 percent).

•	Period-end fixed income investment securities of $26.2 billion, a decrease of $1.6 billion (or 5.9 percent).

•	Average total client funds (on-balance sheet deposits and off-balance sheet client investment funds) increased $8.6 billion (or 5.5 percent) to $165.4 billion.

•	Period-end total client funds increased $7.9 billion (or 4.9 percent) to $168.9 billion.

•	Net interest income (fully taxable equivalent basis) of $527.5 million, a decrease of $9.3 million (or 1.7 percent).

•	Provision for credit losses of $243.5 million, compared to $17.4 million.

•	Recognized a $48.5 million (pre-tax) increase to our allowance for credit losses for loans, unfunded credit commitments and HTM securities from the day one adoption impact of CECL.

•	Net loan charge-offs of $29.1 million, or 35 basis points of average total loans (annualized), compared to $14.4 million, or 18 basis points.

•
Net gains on investment securities of $46.1 million, which includes gains on sales of fixed income investment securities of $61.2 million offset by losses on equity investment securities, compared to $28.1 million. Non-GAAP net gains on investment securities, net of noncontrolling interests, were $47.6 million, compared to $16.3 million. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures.”)

•	Net gains on equity warrant assets of $13.4 million, compared to $30.9 million.

•
Noninterest income of $301.9 million, a decrease of $11.4 million (or 3.6 percent). Non-GAAP core fee income increased $0.4 million (or 0.2 percent) to $168.5 million. Non-GAAP core fee income plus investment banking revenue and commissions decreased $10.4 million (or 4.3 percent) to $231.3 million. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures.”)

•	Noninterest expense of $399.6 million, a decrease of $61.2 million (or 13.3 percent).

•	Effective tax rate of 26.7 percent compared to 26.4 percent.

•
GAAP operating efficiency ratio of 48.37 percent, a decrease of 603 basis points. Non-GAAP core operating efficiency ratio of 47.71 percent, a decrease of 607 basis points. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures.”)

•
Termination and net settlement of all interest rate swap cash flow hedge contracts resulting in the recording of pre-tax unrealized gains of $226.9 million to accumulated other comprehensive income, which will be reclassified into interest income from loans over approximately five years.

Coronavirus Disease 2019 ("COVID-19") Pandemic Update

Since March 2020, we have been managing through the current COVID-19 pandemic outbreak, activating our business continuity plans to enable continued client service while most of our employees and partners are working from home.  We have been focused on supporting our clients, our employees and our communities.  We have offered client support initiatives to allow temporary payment deferrals and other relief, as well as participated in government relief programs, specifically the Paycheck Protection Program. We are providing employees expanded benefits, as well as practical support for working at home. Additionally, we have committed financial support for local, regional and global activities focused on health security, food security and shelter, and small business owner relief. We are committed to carrying out our continued support during this unprecedented time.

First Quarter 2020 Summary

(Dollars in millions, except share data, employees and ratios)	Three months ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Income statement:
Diluted earnings per common share	$2.55	$5.06	$5.15	$6.08	$5.44
Net income available to common stockholders	132.3	262.9	267.3	318.0	288.7
Net interest income	524.1	533.7	520.6	529.4	512.9
Provision for credit losses	243.5	17.4	36.5	23.9	28.6
Noninterest income	301.9	313.3	294.0	333.8	280.4
Noninterest expense	399.6	460.8	391.3	383.5	365.7
Non-GAAP core fee income (1)	168.5	168.1	162.2	157.3	154.2
Non-GAAP core fee income, plus investment banking revenue and commissions (1)	231.3	241.8	213.0	220.5	218.1
Non-GAAP noninterest income, net of noncontrolling interests (1)	303.8	301.3	279.4	315.0	277.1
Non-GAAP noninterest expense, net of noncontrolling interests (1)	399.4	460.6	391.2	383.4	365.3
Fully taxable equivalent:
Net interest income (1) (2)	$527.5	$536.8	$523.6	$532.3	$515.8
Net interest margin	3.12%	3.26%	3.34%	3.68%	3.81%
Balance sheet:
Average total assets	$72,407.2	$69,139.0	$65,327.7	$60,700.5	$57,528.4
Average loans, amortized cost	33,660.7	32,008.9	29,822.4	29,406.6	28,388.1
Average available-for-sale securities	13,565.9	12,640.5	10,600.4	8,205.3	6,870.2
Average held-to-maturity securities	13,576.1	14,023.0	14,534.5	14,922.6	15,224.0
Average noninterest-bearing demand deposits	41,336.0	39,627.7	39,146.2	38,117.9	38,222.7
Average interest-bearing deposits	20,472.2	20,549.8	18,088.8	14,844.3	11,491.5
Average total deposits	61,808.2	60,177.5	57,235.0	52,962.2	49,714.2
Average short-term borrowings	969.9	18.8	22.0	189.0	353.4
Average long-term debt	348.0	651.7	697.1	696.8	696.6
Period-end total assets	75,009.6	71,004.9	68,231.2	63,773.7	60,160.3
Period-end loans, amortized cost	35,968.1	33,164.6	31,064.0	29,209.6	28,850.4
Period-end available-for-sale securities	12,648.1	14,014.9	12,866.9	7,940.3	6,755.1
Period-end held-to-maturity securities	13,574.3	13,842.9	14,407.1	14,868.8	15,055.3
Period-end non-marketable and other equity securities	1,200.6	1,213.8	1,150.1	1,079.7	975.0
Period-end noninterest-bearing demand deposits	42,902.2	40,841.6	40,480.6	39,331.5	39,278.7
Period-end interest-bearing deposits	19,009.8	20,916.2	19,062.3	16,279.1	13,048.5
Period-end total deposits	61,912.0	61,757.8	59,542.9	55,610.5	52,327.2
Period-end short-term borrowings	3,138.2	17.4	18.9	24.3	14.5
Period-end long-term debt	348.1	348.0	697.2	697.0	696.7
Off-balance sheet:
Average client investment funds	$103,590.8	$96,643.2	$92,824.9	$89,651.8	$87,414.3
Period-end client investment funds	106,951.7	99,192.6	96,472.3	91,495.4	88,181.7
Total unfunded credit commitments	24,240.6	24,521.9	22,274.4	20,952.1	20,267.5
Earnings ratios:
Return on average assets (annualized) (3)	0.73%	1.51%	1.62%	2.10%	2.04%
Return on average SVBFG common stockholders’ equity (annualized) (4)	8.17	17.03	18.27	23.29	22.16
Asset quality ratios:
Allowance for credit losses for loans as a % of total loans (8)	1.53%	0.91%	0.97%	1.03%	1.03%
Allowance for credit losses for performing loans as a % of total performing loans (8)	1.43	0.78	0.81	0.85	0.83
Gross loan charge-offs as a % of average total loans (annualized) (8)	0.44	0.25	0.49	0.36	0.13
Net loan charge-offs as a % of average total loans (annualized) (8)	0.35	0.18	0.44	0.23	0.11
Other ratios:
GAAP operating efficiency ratio (5)	48.37%	54.40%	48.04%	44.43%	46.10%
Non-GAAP core operating efficiency ratio (1)	47.71	53.78	48.05	45.49	44.71
Total cost of deposits (annualized) (6)	0.24	0.31	0.38	0.36	0.23
SVBFG CET 1 risk-based capital ratio	12.36	12.58	12.71	12.92	12.89

Bank CET 1 risk-based capital ratio	10.92	11.12	11.48	12.50	12.35
SVBFG total risk-based capital ratio	14.44	14.23	13.70	13.97	13.94
Bank total risk-based capital ratio	12.03	11.96	12.36	13.44	13.29
SVBFG tier 1 leverage ratio	9.01	9.06	8.64	8.82	9.10
Bank tier 1 leverage ratio	7.21	7.30	7.48	8.17	8.38
Period-end loans, amortized cost, to deposits ratio	58.10	53.70	52.17	52.53	55.13
Average loans, amortized cost, to average deposits ratio	54.46	53.19	52.11	55.52	57.10
Book value per common share (7)	$130.02	$118.67	$114.26	$107.72	$102.11
Other statistics:
Average full-time equivalent ("FTE") employees	3,672	3,522	3,413	3,287	3,228
Period-end full-time equivalent ("FTE") employees	3,710	3,564	3,460	3,314	3,250

(1)
To supplement our unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP measures. A reconciliation of these non-GAAP measures to the most closely related GAAP measures is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

(2)
Interest income on non-taxable investments is presented on a fully taxable equivalent basis using the federal statutory income tax rate of 21.0 percent. The taxable equivalent adjustments were $3.4 million for the quarter ended March 31, 2020, $3.2 million for the quarter ended December 31, 2019, $3.0 million for the quarter ended September 30, 2019, $2.9 million for the quarter ended June 30, 2019 and $2.9 million for the quarter ended March 31, 2019.

(3)	Ratio represents annualized consolidated net income available to common stockholders divided by average assets.

(4)	Ratio represents annualized consolidated net income available to common stockholders divided by average SVB Financial Group ("SVBFG") common stockholders’ equity.

(5)	Ratio is calculated by dividing noninterest expense by total net interest income plus noninterest income.

(6)	Ratio represents annualized total cost of deposits and is calculated by dividing interest expense from deposits by average total deposits.

(7)	Book value per common share is calculated by dividing total SVBFG common stockholders’ equity by total outstanding common shares.

(8)
For the quarter ended March 31, 2020, the ratios are calculated using the amortized cost basis for total loans as a result of the adoption of CECL. Prior period ratios were calculated using total gross loans in accordance with previous methodology.

Net Interest Income and Margin

Net interest income, on a fully taxable equivalent basis, was $527.5 million for the first quarter of 2020, compared to $536.8 million for the fourth quarter of 2019. The $9.3 million decrease from the fourth quarter of 2019 to the first quarter of 2020 was attributable primarily to the following:

•
A decrease in interest income from loans of $14.1 million to $382.6 million for the first quarter of 2020. The decrease was due primarily to a $20.0 million decrease from lower gross loan yields and a $10.7 million decrease in loan fees from early payoffs and other loan fee income as well as a $4.7 million decrease due to the impact of one less day in the first quarter of 2020. These decreases were partially offset by a $17.1 million increase in loan interest income reflective of $1.7 billion in average loan growth.

◦
The decrease in interest income from loans was also partially offset by a $4.2 million increase in gains on our interest rate swap cash flow hedge contracts as well as a $2.5 million benefit from effective loan floors. These gains were primarily due to the decrease in Federal Funds interest rates resulting in the hedges entering a gain position in addition to further declines in LIBOR. As of March 31, 2020, we have terminated, and net settled, all of our interest rate swap cash flow hedge contracts and recorded pre-tax unrealized gains of $226.9 million to accumulated other comprehensive income. The unrealized gains will be reclassified into interest income from loans over approximately five years based on the timing of cash flows from the hedged variable-rate loans.

◦
Overall loan yields decreased 35 basis points to 4.57 percent, driven primarily by a 25 basis point decrease in our gross loan yields due to the impact of the decreases in Federal Funds interest rates during March 2020. An additional 15 basis point decrease in loan fee yields was due primarily to a decrease in early payoffs in the first quarter of 2020 as compared to the fourth quarter of 2019. The decrease in gross loan yields was offset partially by a five basis point increase in gross loan yields reflective of gains on our interest rate swap cash flow hedge contracts as mentioned above.

•
A decrease of $4.4 million in interest income from short-term investment securities reflective primarily of the decreases in Federal Funds interest rates partially offset by a $0.7 billion increase in average interest-earning cash balances, and

•
A decrease of $2.6 million in interest income from our fixed income investment securities due primarily to a decrease in yields reflective of higher prepayments on mortgage backed securities resulting in accelerated premium amortization of $13.0 million for the first quarter of 2020 compared to $5.5 million for the previous quarter. The decrease in yields was partially offset by a $0.5 billion increase in average fixed income securities. The overall decrease in interest income was partially offset by,

•
An $11.8 million decrease in interest expense driven primarily by a decrease of $9.5 million of interest paid on our interest-bearing deposits due to market rate decreases and a $1.5 million decrease in interest expense on borrowings due to the extinguishment of our 5.375% Senior Notes in December 2019.

Net interest margin, on a fully taxable equivalent basis, was 3.12 percent for the first quarter of 2020, compared to 3.26 percent for the fourth quarter of 2019. The decrease in our net interest margin by 14 basis points was due primarily to a 14 basis point decrease attributable to the rate environment and a six basis point decrease from lower loan fees. These decreases were partially offset by a two basis point increase from balance sheet growth and a four basis point contribution from our interest rate swap cash flow hedges and effective loan floors.
For the first quarter of 2020, approximately 94 percent, or $31.7 billion, of our average gross loans were variable-rate loans that adjust at prescribed measurement dates. Of our variable-rate loans, approximately 65 percent are tied to prime-lending rates and 35 percent are tied to LIBOR.
Investment Securities

Our investment securities portfolio is comprised of: (i) our available-for-sale ("AFS") and held-to-maturity ("HTM") securities portfolios, each consisting of fixed income investments which are managed to earn an appropriate portfolio yield over the long-term while maintaining sufficient liquidity and addressing our asset/liability management objectives; and (ii) our non-marketable and other equity securities portfolio, which represents primarily investments managed as part of our funds management business as well as public equity securities held as a result of equity warrant assets exercised. Our total average fixed income investment securities portfolio increased $0.5 billion, or 1.8 percent, to $27.1 billion for the quarter ended March 31, 2020. Our total period-end fixed income investment securities portfolio increased $1.6 billion, or 5.9 percent, to $26.2 billion at March 31, 2020. The weighted-average duration of our fixed income investment securities portfolio was 3.2 years at March 31, 2020 and 3.9 years at December 31, 2019. Our period-end non-marketable and other equity securities portfolio decreased $13.2 million to $1.2 billion ($1.1 billion net of noncontrolling interests) at March 31, 2020.

Available-for-Sale Securities

Average AFS securities were $13.6 billion for the first quarter of 2020 compared to $12.6 billion for the fourth quarter of 2019. Period-end AFS securities were $12.6 billion at March 31, 2020 compared to $14.0 billion at December 31, 2019. The increase in average AFS security balances from the fourth quarter of 2019 to the first quarter of 2020 was driven by purchases of $1.5 billion of mortgage-backed securities during the beginning of the quarter. The decrease in the period-end AFS security balances was primarily driven by the sale of $2.6 billion of U.S. Treasury securities during March of 2020 as well as $0.8 billion in paydowns and maturities, offset by the $1.5 billion in purchases and a $0.5 billion increase in the fair value of our remaining portfolio reflective of the 150 basis point decrease in Federal Funds interest rates during the quarter. The weighted-average duration of our AFS securities portfolio was 3.3 years at March 31, 2020 and 3.9 years at December 31, 2019.

Held-to-Maturity Securities

Average HTM securities were $13.6 billion for the first quarter of 2020, compared to $14.0 billion for the fourth quarter of 2019. Period-end HTM securities were $13.6 billion at March 31, 2020 compared to $13.8 billion at December 31, 2019. The decreases in average and period-end HTM security balances from the fourth quarter of 2019 to the first quarter of 2020 were due primarily to $0.6 billion in portfolio paydowns and maturities, partially offset by purchases of municipal bonds of $0.4 billion. The weighted-average duration of our HTM securities portfolio was 3.1 years at March 31, 2020 and 3.9 years at December 31, 2019.

Non-Marketable and Other Equity Securities

Our non-marketable and other equity securities portfolio decreased $13.2 million to $1.2 billion ($1.1 billion net of noncontrolling interests) at March 31, 2020, compared to $1.2 billion ($1.1 billion net of noncontrolling interests) at December 31, 2019. The decrease was primarily attributable to a $19.9 million decrease in nonmarketable securities driven by investment valuations, as well as a $32.3 million decrease in other equity securities driven by sales, largely offset by $42.3 million of net new investments within our qualified housing projects portfolio. Reconciliations of our non-GAAP non-marketable and other equity securities, net of noncontrolling interests, are provided under the section “Use of Non-GAAP Financial Measures."

Loans

Average loans increased by $1.7 billion to $33.7 billion for the first quarter of 2020, compared to $32.0 billion for the fourth quarter of 2019. Period-end loans increased by $2.8 billion to $36.0 billion at March 31, 2020, compared to $33.2 billion at December 31, 2019. Average and period-end loan growth came primarily from our Private Equity/Venture Capital, Investor Dependent and Balance Sheet Dependent loan portfolios driven by increased credit line utilization. Our Investor Dependent and Balance Sheet Dependent loan portfolios are primarily made up of our technology and life sciences/healthcare clients.

Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million decreased to $16.4 billion or 45.5 percent of total loans at March 31, 2020, as compared to $17.8 billion or 53.5 percent of total loans at December 31, 2019. Further details are provided under the section “Loan Concentrations."
Credit Quality
CECL Adoption
Effective January 1, 2020, we adopted the new accounting standard update (ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments) ("ASU 2016-13" or "CECL"), which replaced the incurred loss impairment methodology with a methodology that reflects a current expected credit loss measurement to estimate the allowance for credit losses over the contractual life of the financial assets.

Based on our loan, unfunded credit commitment and HTM securities portfolio compositions at December 31, 2019, and the then current economic environment, the cumulative effect of the changes to our consolidated balance sheets at January 1, 2020, for the adoption of CECL were as follows:

(Dollars in thousands)	Balance at December 31, 2019	Adjustments Due to Adoption of ASC 326	Balance at January 1, 2020
Assets:
Allowance for credit losses: loans	$304,924	$25,464	$330,388
Allowance for credit losses: held-to-maturity securities	—	174	174
Deferred tax assets	28,433	13,415	41,848
Other liabilities:
Allowance for credit losses: unfunded credit commitments	67,656	22,826	90,482
Stockholders' equity:
Retained earnings, net of tax	4,575,601	(35,049)	4,540,552
The day one adoption impact to our allowance for credit losses for loans, unfunded credit commitments and HTM securities was an increase of $48.5 million with a corresponding decrease of $35.1 million, net of tax, to our retained earnings. The day one adoption impact of $25.5 million to our allowance for credit losses for loans reflects an increase in our expected credit loss for our Investor Dependent loan portfolio given the higher relative risk and longer-duration, which is taken into account under the CECL methodology, partially offset by a decrease for our Private Equity/Venture Capital loan portfolio, given its higher historical credit quality and shorter duration. The day one adoption impact of $22.8 million to our allowance for credit losses for unfunded credit commitments was driven by an incremental reserve for milestone tranches which are additional commitments tied to company performance or other business milestones including additional funding rounds. While these commitments are not included in our unfunded credit commitment reported amounts, they are not unconditionally cancelable by Silicon Valley Bank and therefore are now subject to the expected credit loss methodology under CECL. Refer to the "Capital Ratios" section, later in this release, for a discussion on the transition relief provided by federal banking regulatory agencies to delay the estimated impact of CECL on regulatory capital.

Portfolio Segments
Additionally, under the prior guidance, our loan portfolio and credit quality disclosures were disaggregated based on client market segments. Upon adoption of CECL, our technology (software/internet and hardware) and life science/healthcare market segments are disclosed by portfolio segments that align with their respective underwriting method and the level at which credit risk is now monitored by management. Refer to our "Loan Concentrations" section, later in this release, for the revised disclosures under CECL. The primary underwriting methods for our technology and life science/healthcare portfolios are classified as Investor Dependent (Accelerator and Growth), Cash Flow Dependent or Balance Sheet Dependent, and prior period amounts were reclassified for comparability. Refer below to a description of our six portfolio segments under CECL. For disclosure purposes, the six portfolio segments are further disaggregated into ten loan classes of financing receivable, or risk-based segments, and represents the level at which credit risk is monitored.
The estimation process for the expected credit loss for loans involves procedures to appropriately consider the unique characteristics of our six loan portfolio segments. The Company's six portfolio segments were determined by the following risk dimensions: (i) underwriting methodology, (ii) industry niche and (iii) life stage. Credit quality is assessed and monitored by evaluating various attributes and the results of those evaluations are utilized in underwriting new loans and in our process for estimation of credit losses. The following provides additional information regarding our six portfolio segments:
(i, ii) Investor Dependent - Accelerator (Early-Stage) and Growth (Mid-Stage and Later-Stage)
Investor Dependent loans are made primarily to our technology and life science/healthcare companies in both our Accelerator (Early-Stage) and Growth practices (Mid-Stage and Later-Stage). Investor Dependent loans typically have modest or negative cash flows and no established record of profitable operations. Repayment of these loans may be dependent upon receipt by borrowers of additional equity financing from venture capital firms or others, or in some cases, a successful sale to a third party or an IPO. Venture capital firms may provide financing selectively, at reduced amounts, or on less favorable terms, which may have an adverse effect on our borrowers' ability to repay their loans to us. When repayment is dependent upon the next round of venture investment and there is an indication that further investment is unlikely or will not occur, it is often likely that the company would need to be sold to repay the debt in full. If reasonable efforts have not yielded a likely buyer willing to repay all debt at the close of the sale or on commercially viable terms, the account will most likely be deemed to be impaired and charged-off.
We further disaggregate Investor Dependent loans into three subcategories. Early-Stage consists of pre-revenue, development-stage companies and companies that are in the early phases of commercialization, with revenues of up to $5 million. Mid-Stage companies consist of growth-stage enterprises with revenues of between $5 million and $15 million or, in the case of biotechnology, pre-revenue clinical-stage companies. Later-Stage consists of companies with revenues of $15 million or more. This disaggregation is based in part on the materially different historical loss rate we have experienced with each cohort, with historical loss rates being the highest in the Early-Stage segment, and declining in the Mid-Stage and Later-Stage segments, as a function of the relatively higher enterprise value and asset coverage that is created as a company progresses through the various stages of development.

(iii)	Cash Flow/Balance Sheet Dependent
Cash Flow Dependent loans are made primarily to our technology and life science/healthcare companies, which include Sponsor Led Buyout lending, and require the borrower to maintain cash flow from operations that is sufficient to service all debt. Borrowers must demonstrate normalized cash flow in excess of all fixed charges associated with operating the business. Sponsor Led Buyout loans are typically used to assist a select group of experienced private equity sponsors with the acquisition of businesses and are larger in size, and repayment is generally dependent upon the cash flows of the acquired company. The acquired companies are typically established, later-stage businesses of scale and characterized by reasonable levels of leverage and loan structures that include meaningful financial covenants. The sponsor's equity contribution is often 50 percent or more of the acquisition price.
Balance Sheet Dependent loans are made primarily to our technology and life science/healthcare companies, which include asset-based loans, and are structured to require constant current asset coverage (i.e., cash, cash equivalents, accounts receivable and, to a much lesser extent, inventory) in an amount that exceeds the outstanding debt. These loans are generally made to companies in our Growth and Corporate Finance practices. The repayment of these arrangements is dependent on the financial condition, and payment ability, of third parties with whom our clients do business. As a result of the adoption of CECL and in connection with the revised approach to portfolio disaggregation discussed above, certain loans that were previously considered to be Balance Sheet Dependent have been reclassified as Investor Dependent - Later-Stage. In previously disclosed management presentations, these loans were considered to be Balance Sheet Dependent by virtue of the presence of financial covenants, the significantly lower historical loss rate, and/or because these loans were part of a broader lending relationship that included Balance Sheet Dependent facilities.

(iv)	Private Equity/Venture Capital
The vast majority of our Private Equity/Venture Capital portfolio consists of capital call lines of credit, the repayment of which is dependent on the payment of capital calls by the underlying limited partner investors in the funds managed by these firms. These facilities are generally governed by meaningful financial covenants oriented towards ensuring that the funds' remaining callable capital is sufficient to repay the loan, and larger commitments (typically provided to larger private equity funds) are often secured by an assignment of the general partner's right to call capital from the fund's limited partner investors.

(v)	Private Bank
Our Private Bank clients are primarily private equity/venture capital professionals and senior executives in the innovation companies they support. We offer a customized suite of private banking services, including mortgages, home equity lines of credit, restricted stock purchase loans, real estate secured home equity capital call lines of credit and other secured and unsecured lending products, as well as cash and wealth management services. In addition, we provide real estate secured loans to eligible employees through our Employee Home Ownership Program.

(vi)	Other (premium wine and other)
Our Premium Wine clients primarily consist of premium wine producers across the Western United States, primarily in California's Napa Valley, Sonoma County and Central Coast regions, as well as the Pacific Northwest. Our other loan portfolio segment primarily includes our community development loans made as part of our responsibilities under the Community Reinvestment Act.

The following table provides a summary of our allowance for credit losses for loans, unfunded credit commitments and for HTM securities:

	Three months ended
(Dollars in thousands, except ratios)	March 31, 2020	December 31, 2019	March 31, 2019
Allowance for credit losses for loans, beginning balance	$304,924	$304,410	$280,903
Day one impact of adopting CECL	25,464	—	—
Provision for loans	248,901	13,229	25,821
Gross loan charge-offs	(36,896)	(20,348)	(9,000)
Loan recoveries	7,755	5,905	1,425
Foreign currency translation adjustments	(1,185)	1,728	1,002
Allowance for credit losses for loans, ending balance	$548,963	$304,924	$300,151
Allowance for credit losses for unfunded credit commitments, beginning balance	67,656	63,108	55,183
Day one impact of adopting CECL	22,826	—	—
(Reduction of) provision for unfunded credit commitments	(5,477)	4,154	2,730
Foreign currency translation adjustments	(315)	394	57
Allowance for credit losses for unfunded credit commitments, ending balance (1)	$84,690	$67,656	$57,970
Allowance for credit losses for HTM securities, beginning balance	—	—	—
Day one impact of adopting CECL	174	—	—
Provision for HTM securities	56	—	—
Allowance for credit losses for HTM securities, ending balance (2)	$230	$—	$—
Ratios and other information:
Provision for loans as a percentage of period-end total loans (annualized) (3)	2.78%	0.16%	0.36%
Gross loan charge-offs as a percentage of average total loans (annualized) (3)	0.44	0.25	0.13
Net loan charge-offs as a percentage of average total loans (annualized) (3)	0.35	0.18	0.11
Allowance for credit losses for loans as a percentage of period-end total loans (3)	1.53	0.91	1.03
Provision for credit losses	$243,480	$17,383	$28,551
Period-end total loans (3)	35,968,085	33,327,704	29,020,519
Average total loans (3)	33,660,728	32,166,620	28,555,655
Allowance for credit losses for nonaccrual loans	34,876	44,859	61,225
Nonaccrual loans (3)	50,607	102,669	133,623

(1)	The “allowance for credit losses for unfunded credit commitments” is included as a component of “other liabilities.”

(2)	The "allowance for credit losses for HTM securities" is included as a component of HTM securities and presented net in our consolidated financial statements.

(3)
For the three months ended March 31, 2020, loan amounts are disclosed, and ratios are calculated, using the amortized cost basis as a result of the adoption of CECL. Prior period loan amounts are disclosed, and ratios are calculated, using the gross basis in accordance with previous methodology.

Our allowance for credit losses for loans increased $244.0 million to $549.0 million at March 31, 2020, compared to $304.9 million at December 31, 2019 which includes the day one impact of adopting CECL of $25.5 million. The remaining $218.5 million increase was due primarily to an increase of $190.7 million related to the expected credit losses for our performing loan reserves based on our forecast models of the current economic environment and $40.9 million related to period-end loan growth of $2.8 billion, partially offset by a $13.0 million decrease in reserves for nonaccrual loans. As a percentage of total loans, our allowance for credit losses for loans increased 62 basis points to 1.53 percent at March 31, 2020, compared to 0.91 percent at December 31, 2019. The 62 basis point increase, due primarily to the factors described above, was driven primarily by a 58 basis point increase for our performing loan reserve as a percentage of total loans and an eight basis point increase due to the day one impact of adopting CECL, partially offset by a four basis point decrease for nonaccrual loans.

Our allowance for credit losses for loans is significantly impacted by the economic uncertainty and volatility caused by the COVID-19 pandemic. With the implementation of CECL, economic forecasts, which are a key component of the reserve model, represent a significant driver of the increase. We utilize Moody's Analytics to source the economic forecasts for the reserve model. The forecasts utilized were those released between March 27, 2020 through March 31, 2020, which Moody's has communicated were designed to reflect the onset of the pandemic and the resulting economic decline. We utilize a blended approach across several forecasts, the average of which represent a significant economic shock for the second and third quarters of 2020 followed by a slow, sustained improvement. As a result of the COVID-19 pandemic and adoption of CECL, we expect our allowance for credit losses for loans to continue to be impacted in future periods by economic volatility, changing economic forecasts, as well as the related impacts to CECL model assumptions, particularly those related to prepayment activity and utilization as companies look to conserve liquidity.

Our provision for credit losses was $243.5 million for the first quarter of 2020, consisting primarily of the following:

•
A provision for credit losses for loans of $248.9 million, driven primarily by $190.7 million in additional reserves for our performing loans based on our forecast models of the current economic environment, including the impact of the COVID-19 pandemic, as well as changes in loan composition within our portfolio segments, $40.9 million in additional reserves for period-end loan growth, $13.1 million for charge-offs not specifically reserved for at December 31, 2019 and $10.7 million in net new nonaccrual loans, partially offset by $7.8 million of recoveries, and

•
A reduction of our expected credit losses for unfunded credit commitments of $5.5 million, driven primarily by a decrease in the expected future commitments for milestone tranches, which are tied to company performance or additional funding rounds, based on our forecast models of the current economic environment, including the impact of the COVID-19 pandemic, and by a decrease in overall unfunded credit commitments of $0.3 billion.

Gross loan charge-offs were $36.9 million for the first quarter of 2020, of which $13.1 million was not specifically reserved for at December 31, 2019. Gross loan charge-offs were primarily driven by a $33.4 million charge-off for our investor dependent clients with one $10.7 million charge-off related to a later-stage life sciences/healthcare client. The remaining charge-offs came primarily from our Sponsor Led Buyout risk-based segment.

Nonaccrual loans were $50.6 million at March 31, 2020, compared to $102.7 million at December 31, 2019. Our nonaccrual loan balance decreased $52.1 million primarily driven by $62.5 million in repayments and $23.4 in charge-offs, partially offset by $33.8 million in new nonaccrual loans. Repayments were primarily driven by $34.5 million for one Sponsor Led Buyout client that was added to our nonaccrual loan portfolio during the third quarter of 2019. Nonaccrual loans as a percentage of total loans decreased to 0.15 percent for the first quarter of 2020 compared to 0.31 percent for the fourth quarter of 2019.

The allowance for credit losses for nonaccrual loans decreased $10.0 million to $34.9 million in the first quarter of 2020. The decrease was due primarily to $21.1 million in repayments, $18.3 million in charge-offs, partially offset by $30.5 million in new nonaccrual loans as noted above. Repayments were primarily driven by $12.9 million for one Sponsor Led Buyout client that was added to our nonaccrual loan portfolio during the third quarter of 2019.
Client Funds

Our total client funds consist of both on-balance sheet deposits and off-balance sheet client investment funds. Average total client funds were $165.4 billion for the first quarter of 2020, compared to $156.8 billion for the fourth quarter of 2019, an increase of $8.6 billion, or 5.5 percent. Period-end total client funds were $168.9 billion at March 31, 2020, compared to $161.0 billion at December 31, 2019, an increase of $7.9 billion, or 4.9 percent.

Average off-balance sheet client investment funds were $103.6 billion for the first quarter of 2020, compared to $96.6 billion for the fourth quarter of 2019. Average on-balance sheet deposits were $61.8 billion for the first quarter of 2020 and $60.2 billion for the fourth quarter of 2019. Period-end off-balance sheet client investment funds were $107.0 billion at March 31, 2020, compared to $99.2 billion at December 31, 2019. Period-end on-balance sheet deposits were $61.9 billion at March 31, 2020, compared to $61.8 billion at December 31, 2019.

The increases in our average and period-end total client funds from the fourth quarter of 2019 to the first quarter of 2020 were reflective of growth in both on-balance sheet deposits and off-balance sheet client investment funds across all portfolio segments, offset by lower balances from our Asia client portfolios. The leading contributors of this growth came from our life science/healthcare and technology client portfolios.
In addition, we saw a shift in the mix of our period-end on-balance sheet deposits from interest-bearing to noninterest-bearing deposits driven by our clients moving towards the flexibility of demand deposit accounts as well as the significant decrease in market rates for interest-bearing products. Average noninterest-bearing demand deposits as a percentage of total average on-balance sheet deposits increased to 67 percent for the first quarter of 2020, compared to 66 percent in the fourth quarter of 2019, with a corresponding decrease in average interest-bearing deposits to 33 percent, compared to 34 percent.

Short-term Borrowings
Overnight short-term borrowings increased to $3.1 billion at March 31, 2020 compared to none at December 31, 2019, attributable to our cash management strategies related to the COVID-19 pandemic.
Noninterest Income

Noninterest income was $301.9 million for the first quarter of 2020, compared to $313.3 million for the fourth quarter of 2019. Non-GAAP noninterest income, net of noncontrolling interests, was $303.8 million for the first quarter of 2020, compared to $301.3 million for the fourth quarter of 2019. (See reconciliations of non-GAAP measures used under the section "Use of Non-GAAP Financial Measures.")

The decrease of $11.4 million in noninterest income from the fourth quarter of 2019 to the first quarter of 2020 was attributable primarily to decreases in investment banking revenue, income attributable to noncontrolling interests and gains from equity warrant assets. These decreases were partially offset by higher gains on investment securities and foreign exchange fees. Non-GAAP noninterest income, net of noncontrolling interests, increased by $2.5 million due primarily to increases in gains on investment securities, net of noncontrolling interest, as well as higher foreign exchange fees, offset by decreases in investment banking revenue and lower gains from equity warrant assets. Items impacting noninterest income for the first quarter of 2020 were as follows:

Net gains on investment securities
Net gains on investment securities were $46.1 million for the first quarter of 2020, compared to $28.1 million for the fourth quarter of 2019. Net of noncontrolling interests, non-GAAP net gains on investment securities were $47.6 million for the first quarter of 2020, compared to net gains of $16.3 million for the fourth quarter of 2019. Non-GAAP net gains, net of noncontrolling interests, of $47.6 million for the first quarter of 2020 were driven by the following:

•	Gains of $61.2 million from our AFS debt securities portfolio, resulting from the sale of $2.6 billion of U.S. Treasury securities during the quarter, offset by,

•	Losses of $4.2 million from our public equity securities investments, primarily driven by unrealized losses due to decreases in the value of public equity securities held, and

•
Losses of $7.5 million from our SVB Capital managed funds and strategic direct investments (comprised of our managed funds of funds, managed direct venture funds, debt funds and strategic and other investments components below) primarily driven by a downward valuation adjustment of $17.1 million for illiquid investments held in the private managed funds and companies of our portfolios due to the current market volatility. The downward valuation adjustment was offset by unrealized net valuation increases from private company investments held in these portfolios.

The following tables provide a summary of non-GAAP net gains (losses) on investment securities, net of noncontrolling interests, for the three months ended March 31, 2020 and December 31, 2019, respectively:

	Three months ended March 31, 2020
(Dollars in thousands)	Managed Funds of Funds	Managed Direct Venture Funds	Public Equity Securities	Sales of AFS Debt Securities	Debt Funds	Strategic and Other Investments	SVB Leerink	Total
GAAP (losses) gains on investment securities, net	$(2,464)	$(2,272)	$(4,206)	$61,165	$(362)	$(4,017)	$(1,789)	$46,055
Less: (loss) income attributable to noncontrolling interests, including carried interest allocation	(306)	(1,327)	—	—	—	—	98	(1,535)
Non-GAAP (losses) gains on investment securities, net of noncontrolling interests	$(2,158)	$(945)	$(4,206)	$61,165	$(362)	$(4,017)	$(1,887)	$47,590

	Three months ended December 31, 2019
(Dollars in thousands)	Managed Funds of Funds	Managed Direct Venture Funds	Public Equity Securities	Sales of AFS Debt Securities	Debt Funds	Strategic and Other Investments	SVB Leerink	Total
GAAP gains (losses) on investment securities, net	$14,152	$4,847	$6,829	$—	$118	$2,753	$(604)	$28,095
Less: income attributable to noncontrolling interests, including carried interest allocation	6,814	4,549	—	—	—	—	464	11,827
Non-GAAP gains (losses) on investment securities, net of noncontrolling interests	$7,338	$298	$6,829	$—	$118	$2,753	$(1,068)	$16,268

Net gains on equity warrant assets

Net gains on equity warrant assets were $13.4 million for the first quarter of 2020, compared to $30.9 million for the fourth quarter of 2019. Net gains on equity warrant assets for the first quarter of 2020 were attributable primarily to net gains from exercises of $19.2 million, partially offset by $5.5 million of valuation decreases in our private company warrant portfolio consisting of an overall downward valuation adjustment of $8.2 million due to the current market volatility, partially offset by net valuation increases.

At March 31, 2020, we held warrants in 2,342 companies with a total fair value of $152.7 million. Warrants in 19 companies each had fair values greater than $1.0 million and collectively represented $46.7 million, or 30.6 percent, of the fair value of the total warrant portfolio at March 31, 2020.
The following table provides a summary of our net gains on equity warrant assets:

	Three months ended
(Dollars in thousands)	March 31, 2020	December 31, 2019	March 31, 2019
Equity warrant assets:
Gains on exercises, net	$19,193	$13,228	$5,482
Terminations	(326)	(410)	(415)
Changes in fair value, net	(5,472)	18,047	16,238
Total net gains on equity warrant assets	$13,395	$30,865	$21,305
The gains (or losses) from investment securities from our non-marketable and other equity securities portfolio as well as our equity warrant assets resulting from changes in valuations (fair values) are currently unrealized, and the extent to which such gains (or losses) will become realized is subject to a variety of factors, including, among other things, performance of the underlying portfolio companies, investor demand for IPOs, fluctuations in the underlying valuation of these companies, levels of M&A activity and legal and contractual restrictions on our ability to sell the underlying securities. The performance of these securities has been, and may further be, impacted by the effects of the COVID-19 pandemic.

Non-GAAP core fee income plus investment banking revenue and commissions
Non-GAAP core fee income (client investment fees, foreign exchange fees, credit card fees, deposit service charges, lending related fees and letters of credit and standby letters of credit fees) increased $0.4 million to $168.5 million for the first quarter of 2020, compared to $168.1 million for the fourth quarter of 2019. Non-GAAP core fee income plus investment banking revenue and commissions decreased $10.4 million to $231.3 million for the first quarter of 2020, compared to $241.8 million for the fourth quarter of 2019.
The following table provides a summary of our non-GAAP core fee income:

	Three months ended
(Dollars in thousands)	March 31, 2020	December 31, 2019	March 31, 2019
Non-GAAP core fee income:
Client investment fees	$43,393	$45,163	$44,482
Foreign exchange fees	47,505	42,399	38,048
Credit card fees	28,304	32,288	27,483
Deposit service charges	24,589	23,704	20,939
Lending related fees	13,125	13,063	13,937
Letters of credit and standby letters of credit fees	11,542	11,464	9,354
Total Non-GAAP core fee income	$168,458	$168,081	$154,243
Investment banking revenue	46,867	58,172	49,795
Commissions	16,022	15,534	14,108
Total Non-GAAP core fee income plus investment banking revenue and commissions	$231,347	$241,787	$218,146

Non-GAAP core fee income increased slightly from the fourth quarter of 2019 to the first quarter of 2020 reflective of an increase in foreign exchange fees, largely offset by decreases in credit card fees and client investment fees. Foreign exchange fees increased $5.1 million driven by increased trade volumes due to a continued increase in the number of clients actively managing currency exposures and significant volatility in the markets. Credit card fees decreased $4.0 million primarily reflecting lower transactions starting in March of 2020 reflective of interrupted normal business activity from the COVID-19 pandemic. Client investment fees decreased $1.8 million reflective of lower yields due to decreases in Federal Funds interest rates.
Non-GAAP core fee income plus investment banking revenue and commissions decreased from the fourth quarter of 2019 to the first quarter of 2020 due primarily to a decrease in investment banking revenue attributable to lower levels of exit activity in the life science/healthcare IPO market which began to decline significantly starting in March of 2020. Investment banking revenue was $46.9 million, driven by $31.4 million from public equity underwriting fees and $15.5 million from M&A transactions for the first quarter of 2020. The revenue generated by investment banking has been, and may further be, impacted by the effects of the COVID-19 pandemic.
Reconciliations of our non-GAAP noninterest income, non-GAAP net gains on investment securities and non-GAAP core fee income are provided under the section “Use of Non-GAAP Financial Measures.”
Noninterest Expense

Noninterest expense was $399.6 million for the first quarter of 2020, compared to $460.8 million for the fourth quarter of 2019. The decrease of $61.2 million in noninterest expense consisted primarily of a decrease in our professional services expense and compensation and benefits expense in the first quarter of 2020 compared to the fourth quarter of 2019.
Professional services expense decreased $33.8 million, primarily due to decreased consulting fees during the first quarter of 2020 reflective of the acceleration of projects in the fourth quarter of 2019 related to ongoing global digital banking and infrastructure initiatives.

The following table provides a summary of our compensation and benefits expense:

	Three months ended
(Dollars in thousands, except employees)	March 31, 2020	December 31, 2019	March 31, 2019
Compensation and benefits:
Salaries and wages	$115,614	$120,028	$101,200
Incentive compensation plans	66,674	87,590	69,389
Other employee incentives and benefits (1)	73,298	67,043	67,472
Total compensation and benefits	$255,586	$274,661	$238,061
Period-end full-time equivalent employees	3,710	3,564	3,250
Average full-time equivalent employees	3,672	3,522	3,228

(1)
Other employee incentives and benefits expense includes employer payroll taxes, group health and life insurance, share-based compensation, 401(k), ESOP, warrant incentive and retention plans, agency fees and other employee-related expenses.

The $19.1 million decrease in total compensation and benefits expense consists primarily of the following:

•
A decrease of $20.9 million in incentive compensation plans expense attributable primarily to the decrease in our incentive accruals as a result of our revised 2020 full-year projected financial performance attributable to the projected financial impact of the COVID-19 pandemic, and

•
A decrease of $4.4 million in salaries and wages expense due primarily to a $10.3 million decrease related to higher nonrecurring compensation costs during the fourth quarter of 2019, partially offset by a $3.9 million increase in salaries and wages reflective of the increase in average full-time employees as well as merit increases, partially offset by

•
An increase of $6.2 million in other employee incentives and benefits expense due primarily to $10.6 million in first quarter seasonal expense items relating to additional 401(k) matching contributions and employer-related payroll taxes as a result of the 2019 annual incentive compensation plan payments, partially offset by a decrease in our deferred compensation plan related to the depreciation in market valuations in the underlying investment securities in the plan for the first quarter of 2020 compared to the fourth quarter of 2019.

Income Tax Expense
Our effective tax rate was 26.7 percent for the first quarter of 2020, compared to 26.4 percent for the fourth quarter of 2019. Our effective tax rate is calculated by dividing income tax expense by the sum of income before income tax expense and net income attributable to noncontrolling interests.
Noncontrolling Interests

Included in net loss (income) is income and expense related to noncontrolling interests. The relevant amounts allocated to investors in our consolidated subsidiaries, other than us, are reflected under “Net Loss (Income) Attributable to Noncontrolling Interests” in our statements of income. The following table provides a summary of net loss (income) attributable to noncontrolling interests:

	Three months ended
(Dollars in thousands)	March 31, 2020	December 31, 2019	March 31, 2019
Net interest income (1)	$(21)	$(31)	$(11)
Noninterest losses (income) (1)	2,491	(704)	(2,270)
Noninterest expense (1)	140	143	379
Carried interest allocation (2)	(637)	(11,368)	(978)
Net loss (income) attributable to noncontrolling interests	$1,973	$(11,960)	$(2,880)

(1)	Represents noncontrolling interests’ share in net interest income, noninterest income and noninterest expense.

(2)	Represents the preferred allocation of income (or change in income) earned by us as the general partner of certain consolidated funds.
Net loss attributable to noncontrolling interests was $2.0 million for the first quarter of 2020, compared to net income of $12.0 million for the fourth quarter of 2019. Net loss attributable to noncontrolling interests of $2.0 million for the first quarter of 2020 was primarily driven by a $7.2 million downward valuation adjustment for illiquid investments held in the private managed funds and companies of our portfolios due to the current market volatility. The downward valuation adjustment was offset by unrealized net valuation increases from private company investments held in these portfolios.
SVBFG Stockholders’ Equity

Total SVBFG stockholders’ equity increased by $0.6 billion to $7.0 billion at March 31, 2020, compared to $6.5 billion at December 31, 2019, due primarily to net income available to common stockholders of $132.3 million and a $508.1 million increase in other comprehensive income. The increase in other comprehensive income was driven primarily by a $543.9 million ($393.1 million net of tax) increase in the fair value of our AFS securities portfolio reflective of decreases in period-end market interest rates and a $226.9 million ($163.9 million net of tax) gain from the termination of our interest rate swap cash flow hedge contracts as previously discussed, partially offset by a reclassification to net income for realized gains of $61.2 million ($44.2 million net of tax) attributable to sales of AFS securities.
Preferred Stock
On February 18, 2020, SVB Financial Group paid a quarterly cash dividend of $9.625 per share on the Company’s 5.250% fixed-rate non-cumulative perpetual Series A Preferred Stock, liquidation amount $1,000 per share, which are represented by depositary shares (NASDAQ: SIVBP), each representing a 1/40th interest in a share of preferred stock, with a total dividend paid of $3.4 million.
On April 23, 2020, the Company's Board of Directors declared a quarterly cash dividend of $13.125 per share (representing $0.328125 per depositary share) on the Series A Preferred Stock. The dividend is payable on May 15, 2020 to holders of record at the close of business on May 4, 2020.
Stock Repurchase Program
During the three months ended March 31, 2020 we repurchased and retired 244,223 shares of our common stock totaling $60.0 million in connection with our stock repurchase program compared to zero shares for the three months ended December 31, 2019. No repurchases were made subsequent to February 27, 2020. At March 31, 2020, $290.0 million remains available to repurchase under the stock repurchase program. This program expires on October 29, 2020.
Capital Ratios
Regulatory Capital Phase-In under the 2020 CECL Interim Final Rule ("IFR")
Federal banking regulatory agencies have provided relief to banking organizations by way of an interim final rule based on the recent disruptions in economic conditions caused by COVID-19 as well as the significant resources required to implement CECL. The interim final rule provides banking organizations that adopt CECL during the 2020 calendar year with the option to delay the estimated impact of CECL on regulatory capital for two years, followed by a three-year transition period to phase out the aggregate amount of the capital benefit provided during the initial two-year delay (i.e., a five-year transition, in total). The interim final rule provides electing banking organizations with a methodology for delaying the effect on regulatory capital of an estimated amount of the increase in the allowance for credit loss (ACL) that can be attributed to the adoption of CECL, relative to the increase in the allowance for loan and lease losses (ALLL) that would have occurred for banking organizations operating under the incurred loss methodology. Accordingly, we have elected to use the regulatory capital phase-in under the IFR.
Based on the methodology under the IFR, we received a 15 bps and 16 bps benefit to our Common Equity Tier 1 and Tier 1 Capital Ratios, respectively, along with a 9 bps and 10 bps benefit to our Leverage Ratios for SVB Financial Group ("SVBFG") and Silicon Valley Bank ("the Bank"), respectively.  However, our Total Risk-Based Capital for SVBFG and the Bank decreased by 5 bps due to a decrease in our allowance for credit losses for loans and HTM Securities reflective of the CECL relief.
Regulatory Capital: Simplifications to the Capital Rule Pursuant to the Economic Growth and Regulatory Paperwork Reduction Act of 1996
On July 22, 2019, the Federal Deposit Insurance Corporation, Office of the Comptroller of the Currency and the Federal Reserve Board issued a final rule titled Regulatory Capital: Simplifications to the Capital Rule Pursuant to the Economic Growth and Regulatory Paperwork Reduction Act of 1996 ("Simplifications Rule"), which simplified the regulatory capital treatment for mortgage servicing assets, certain deferred tax assets arising from temporary differences, investments in the capital of unconsolidated financial institutions, and the calculation of minority interest. These provisions in the Simplifications Rule were effective as April 1, 2020. Under the effective date revision in this final rule, non-advanced approaches banking organizations, such as SVB Financial Group, may implement the simplification rule beginning on January 1, 2020. As such, we have elected to adopt these provisions effective January 1, 2020.
March 31, 2020 Preliminary Results
Our total risk-based capital ratios for both SVBFG and the Bank as of March 31, 2020, increased compared to December 31, 2019 as a result of an increase in capital, offset by an increase in our risk-weighted assets. The increase in capital was due to net income, an increase in our allowance for credits losses for loans and HTM securities and an increase in minority interest for SVBFG reflective of the implementation of the Simplifications Rule. These increases in capital were partially offset by a decrease in retained earnings due to the stock repurchase program for SVBFG. The increase in risk-weighted assets was primarily driven by our robust period-end loan growth.
Our tier 1 capital and leverage ratios for both SVBFG and the Bank as of March 31, 2020, decreased compared to December 31, 2019 driven primarily by an increase in risk-weighted and average assets, offset by an increase in tier 1 capital. The increase in risk-weighted and average assets was driven primarily by loan growth, increased cash and cash equivalents and increased fixed income investment securities. The increase in tier 1 capital for the Bank was driven primarily by net income. The increase in tier 1 capital for SVBFG was driven primarily by net income and an increase in minority interest due to the Simplifications Rule, offset by a decrease in retained earnings due to the stock repurchase program.
All of our reported capital ratios remain above the levels considered to be “well capitalized” under applicable banking regulations. See the "SVB Financial and Bank Capital Ratios" section, at the end of this release, for details.

Financial Outlook
Given the uncertainties around the impact of the COVID-19 pandemic and its effects on the economic and business environments in which we operate, we are withdrawing our outlook for the full year ending December 31, 2020 that was previously issued on January 23, 2020 and are providing our current outlook only for the quarter ending June 30, 2020 for the following selected items:

Current Outlook for Quarter Ending June 30, 2020 (as of April 23, 2020)
Average loan balances	Flat to slightly lower than period-end March 31, 2020 balances
Average deposit balances	Flat to slightly lower than quarter ending March 31, 2020 average balances
Net interest income (1)	Between $490 million to $520 million
Net interest margin (1)	Between 2.90% and 3.05%
Noninterest expense (2) (3)	Between $390 million to $410 million
Effective tax rate (4)	Between 27% and 29%

Our outlook for the quarter ending June 30, 2020 is provided on a GAAP basis, unless otherwise noted, and does not include assumptions about any further Federal Funds or LIBOR rate changes during the second quarter. The outlook and the underlying assumptions presented are, by their nature, forward-looking statements and are subject to substantial risks and uncertainties, including risks and uncertainties related to the COVID-19 pandemic, which are discussed below under the section “Forward-Looking Statements.”

(1)
Our outlook for net interest income and net interest margin is based primarily on management's current forecast of average deposit and loan balances and deployment of surplus cash into investment securities. Such forecasts are subject to change, and actual results may differ, based on market conditions, the COVID-19 pandemic and its effects on the economic and business environments in which we operate, actual prepayment rates and other factors described under the section "Forward-Looking Statements" below.

(2)
Noninterest expense (excluding expenses related to noncontrolling interests) is a non-GAAP measure, which represents noninterest expense, but excludes expenses attributable to noncontrolling interests. As we are unable to quantify such line items that would be required to be included in the comparable GAAP financial measure for the future period presented without unreasonable efforts, no reconciliation for the outlook of non-GAAP noninterest expense (excluding expenses related to noncontrolling interests) to GAAP noninterest expense for the quarter ending June 30, 2020 is included in this release, as we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. See "Use of Non-GAAP Financial Measures" at the end of this release for further information regarding the calculation and limitations of this measure.

(3)
Our outlook for noninterest expense is partly based on management's current forecast of performance-based incentive compensation expenses. Such forecasts are subject to change, and actual results may differ, based on our performance relative to our internal performance targets.

(4)
Our outlook for our effective tax rate is based on management's current assumptions with respect to, among other things, SVB Financial Group's earnings, state income tax levels, tax deductions and estimated performance-based compensation activity.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Forward-looking statements are statements that are not historical facts, such as forecasts of our future financial results and condition, expectations for our operations and business, and our underlying assumptions of such forecasts and expectations. In addition, forward-looking statements generally can be identified by the use of such words as “becoming,” “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “anticipate,” “believe,” “estimate,” “assume,” “seek,” “expect,” “plan,” “intend,” the negative of such words or comparable terminology. In this release, including our CEO's statement and in the section “Financial Outlook,” we make forward-looking statements discussing management’s expectations for 2020 about, among other things, economic conditions; the potential effects of the COVID-19 pandemic; opportunities in the market; the outlook on our clients' performance; our financial, credit, and business performance, including loan growth, loan mix and loan yields; deposit growth; expense levels; our expected effective tax rate; accounting impact; and financial results (and the components of such results).

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we have based these expectations on our current beliefs as well as our assumptions, and such expectations may not prove to be correct. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside our control. Our actual results of operations and financial performance could differ significantly from those expressed in or implied by our management’s forward-looking statements. Important factors that could cause our actual results and financial condition to differ from the expectations stated in the forward-looking statements include, among others:

•
market and economic conditions (including the general condition of the capital and equity markets, and IPO, M&A and financing activity levels) and the associated impact on us (including effects on client demand for our commercial and investment banking and other financial services, as well as on the valuations of our investments);

•	the COVID-19 pandemic and its effects on the economic and business environments in which we operate;

•	changes in the volume and credit quality of our loans as well as volatility of our levels of nonperforming assets and charge-offs;

•	the impact of changes in interest rates or market levels or factors affecting or affected by them, especially on our loan and investment portfolios;

•	changes in the levels of our loans, deposits and client investment fund balances;

•	changes in the performance or equity valuations of funds or companies in which we have invested or hold derivative instruments or equity warrant assets;

•	variations from our expectations as to factors impacting our cost structure;

•
changes in our assessment of the creditworthiness or liquidity of our clients or unanticipated effects of credit concentration risks which create or exacerbate deterioration of such creditworthiness or liquidity;

•	variations from our expectations as to factors impacting the timing and level of employee share-based transactions;

•	variations from our expectations as to factors impacting our estimate of our full-year effective tax rate;

•	changes in applicable accounting standards and tax laws; and

•	regulatory or legal changes or their impact on us.
The COVID-19 pandemic has created economic and financial disruptions that have adversely affected, and may continue to adversely affect, our business, operations, financial performance and prospects. Even after the COVID-19 pandemic subsides, it is possible that the U.S. and other major economies experience or continue to experience a prolonged recession, which could materially and adversely affect our business, operations, financial performance and prospects. Statements about the effects of the COVID-19 pandemic on our business, operations, financial performance and prospects may constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, third parties and us.

For additional information about these and other factors, please refer to our public reports filed with the U.S. Securities and Exchange Commission, including under the caption "Risk Factors" in our most recent Annual Report filed on Form 10-K. The forward-looking statements included in this release are made only as of the date of this release. We do not intend, and undertake no obligation, to update these forward-looking statements.

Earnings Conference Call
On Thursday, April 23, 2020, we will host a conference call at 3:00 p.m. (Pacific Time) to discuss the financial results for the quarter ended March 31, 2020. The conference call can be accessed by dialing (888) 771-4371 or (847) 585-4405 and entering the confirmation number "49249173". A live webcast of the audio portion of the call can be accessed on the Investor Relations section of our website at www.svb.com. A replay of the conference call will be available beginning at approximately 5:30 p.m. (Pacific Time) on Thursday, April 23, 2020, through 11:59 p.m. (Pacific Time) on Saturday, May 23, 2020 and may be accessed by dialing (888) 843-7419 or (630) 652-3042 and entering the passcode "49249173#". A replay of the audio webcast will also be available on www.svb.com for 12 months beginning on April 23, 2020.

About SVB Financial Group

For more than 35 years, SVB Financial Group (NASDAQ: SIVB) and its subsidiaries have helped innovative companies and their investors move bold ideas forward, fast. SVB Financial Group’s businesses, including Silicon Valley Bank, offer commercial, investment and private banking, asset management, private wealth management, brokerage and investment services and funds management services to companies in the technology, life science and healthcare, private equity and venture capital and premium wine industries. Headquartered in Santa Clara, California, SVB Financial Group operates in centers of innovation around the world. Learn more at www.svb.com.

SVB Financial Group is the holding company for all business units and groups © 2020 SVB Financial Group. All rights reserved. SVB, SVB FINANCIAL GROUP, SILICON VALLEY BANK, SVB LEERINK, MAKE NEXT HAPPEN NOW and the chevron device are trademarks of SVB Financial Group, used under license. Silicon Valley Bank is a member of the FDIC and the Federal Reserve System. Silicon Valley Bank is the California bank subsidiary of SVB Financial Group.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended
(Dollars in thousands, except share data)	March 31, 2020	December 31, 2019	March 31, 2019
Interest income:
Loans	$382,569	$396,698	$394,144
Investment securities:
Taxable	154,385	158,083	126,717
Non-taxable	12,824	11,961	10,937
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	17,624	21,993	19,216
Total interest income	567,402	588,735	551,014
Interest expense:
Deposits	37,398	47,509	27,907
Borrowings	5,867	7,558	10,221
Total interest expense	43,265	55,067	38,128
Net interest income	524,137	533,668	512,886
Provision for credit losses	243,480	17,383	28,551
Net interest income after provision for credit losses	280,657	516,285	484,335
Noninterest income:
Gains on investment securities, net	46,055	28,095	29,028
Gains on equity warrant assets, net	13,395	30,865	21,305
Client investment fees	43,393	45,163	44,482
Foreign exchange fees	47,505	42,399	38,048
Credit card fees	28,304	32,288	27,483
Deposit service charges	24,589	23,704	20,939
Lending related fees	13,125	13,063	13,937
Letters of credit and standby letters of credit fees	11,542	11,464	9,354
Investment banking revenue	46,867	58,172	49,795
Commissions	16,022	15,534	14,108
Other	11,137	12,597	11,897
Total noninterest income	301,934	313,344	280,376
Noninterest expense:
Compensation and benefits	255,586	274,661	238,061
Professional services	38,705	72,461	36,986
Premises and equipment	26,940	24,384	21,700
Net occupancy	18,346	19,563	16,048
Business development and travel	14,071	16,997	15,354
FDIC and state assessments	5,234	5,166	3,979
Other	40,703	47,520	33,536
Total noninterest expense	399,585	460,752	365,664
Income before income tax expense	183,006	368,877	399,047
Income tax expense	49,357	94,061	107,435
Net income before noncontrolling interests and dividends	133,649	274,816	291,612
Net loss (income) attributable to noncontrolling interests	1,973	(11,960)	(2,880)
Preferred stock dividends	(3,369)	—	—
Net income available to common stockholders	$132,253	$262,856	$288,732
Earnings per common share—basic	$2.56	$5.10	$5.49
Earnings per common share—diluted	2.55	5.06	5.44
Weighted average common shares outstanding—basic	51,565,499	51,587,074	52,586,950
Weighted average common shares outstanding—diluted	51,944,091	51,959,250	53,109,173

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Dollars in thousands, except par value and share data)	March 31, 2020	December 31, 2019	March 31, 2019
Assets:
Cash and cash equivalents	$9,561,448	$6,781,783	$7,066,883
Available-for-sale securities, at fair value (cost $12,044,717, $13,894,348 and $6,776,896, respectively)	12,648,064	14,014,919	6,755,094
Held-to-maturity securities, at cost and net of allowance for credit losses (fair value $14,131,154, $14,115,272 and $14,996,508, respectively)	13,574,289	13,842,946	15,055,255
Non-marketable and other equity securities	1,200,595	1,213,829	974,979
Investment securities	27,422,948	29,071,694	22,785,328
Loans, amortized cost	35,968,085	33,164,636	28,850,445
Allowance for credit losses: loans	(548,963)	(304,924)	(300,151)
Net loans	35,419,122	32,859,712	28,550,294
Premises and equipment, net of accumulated depreciation and amortization	154,780	161,876	139,003
Goodwill	137,823	137,823	135,190
Other intangible assets, net	48,072	49,417	58,029
Lease right-of-use assets	206,392	197,365	164,659
Accrued interest receivable and other assets	2,059,055	1,745,233	1,260,899
Total assets	$75,009,640	$71,004,903	$60,160,285
Liabilities and total equity:
Liabilities:
Noninterest-bearing demand deposits	$42,902,200	$40,841,570	$39,278,712
Interest-bearing deposits	19,009,757	20,916,237	13,048,485
Total deposits	61,911,957	61,757,807	52,327,197
Short-term borrowings	3,138,162	17,430	14,455
Lease liabilities	227,271	218,847	205,167
Other liabilities	2,200,953	2,041,752	1,432,928
Long-term debt	348,076	347,987	696,715
Total liabilities	67,826,419	64,383,823	54,676,462
SVBFG stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; 350,000 shares, 350,000 shares and no shares issued and outstanding, respectively	340,138	340,138	—
Common stock, $0.001 par value, 150,000,000 shares authorized; 51,490,342 shares, 51,655,607 shares and 52,322,105 shares issued and outstanding, respectively	52	52	52
Additional paid-in capital	1,489,240	1,470,071	1,394,130
Retained earnings	4,612,785	4,575,601	3,963,965
Accumulated other comprehensive income (loss)	592,534	84,445	(15,374)
Total SVBFG stockholders’ equity	7,034,749	6,470,307	5,342,773
Noncontrolling interests	148,472	150,773	141,050
Total equity	7,183,221	6,621,080	5,483,823
Total liabilities and total equity	$75,009,640	$71,004,903	$60,160,285

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Three months ended
	March 31, 2020			December 31, 2019			March 31, 2019
(Dollars in thousands, except yield/rate and ratios)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal reserve deposits, federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$7,308,705	$17,624	0.97%	$6,631,397	$21,993	1.32%	$4,460,378	$19,216	1.75%
Investment securities: (2)
Available-for-sale securities:
Taxable	13,565,908	77,024	2.28	12,640,467	74,759	2.35	6,870,168	35,422	2.09
Held-to-maturity securities:
Taxable	11,675,421	77,361	2.66	12,256,986	83,324	2.70	13,651,311	91,295	2.71
Non-taxable (3)	1,900,640	16,233	3.44	1,766,043	15,141	3.40	1,572,647	13,844	3.57
Total loans, amortized cost (4) (5)	33,660,728	382,569	4.57	32,008,949	396,698	4.92	28,388,072	394,144	5.63
Total interest-earning assets	68,111,402	570,811	3.37	65,303,842	591,915	3.59	54,942,576	553,921	4.09
Cash and due from banks	797,462			706,943			527,109
Allowance for credit losses: loans	(327,812)			(317,621)			(288,927)
Other assets (6)	3,826,116			3,445,826			2,347,679
Total assets	$72,407,168			$69,138,990			$57,528,437
Funding sources:
Interest-bearing liabilities:
Interest bearing checking and savings accounts	$546,428	$108	0.08%	$519,209	$107	0.08%	$545,238	$114	0.08%
Money market deposits	17,613,578	33,013	0.75	17,223,290	40,651	0.94	9,073,622	21,831	0.98
Money market deposits in foreign offices	266,045	24	0.04	231,874	21	0.04	148,342	16	0.04
Time deposits	163,343	429	1.06	161,871	481	1.18	50,691	30	0.24
Sweep deposits in foreign offices	1,882,853	3,824	0.82	2,413,564	6,249	1.03	1,673,629	5,916	1.43
Total interest-bearing deposits	20,472,247	37,398	0.73	20,549,808	47,509	0.92	11,491,522	27,907	0.98
Short-term borrowings	969,896	2,716	1.13	18,770	73	1.54	353,389	2,205	2.53
3.50% Senior Notes	348,018	3,151	3.64	347,929	3,151	3.59	347,669	3,148	3.67
5.375% Senior Notes	—	—	—	303,807	4,334	5.66	348,882	4,868	5.66
Total interest-bearing liabilities	21,790,161	43,265	0.80	21,220,314	55,067	1.03	12,541,462	38,128	1.23
Portion of noninterest-bearing funding sources	46,321,241			44,083,528			42,401,114
Total funding sources	68,111,402	43,265	0.25	65,303,842	55,067	0.33	54,942,576	38,128	0.28
Noninterest-bearing funding sources:
Demand deposits	41,335,984			39,627,690			38,222,687
Other liabilities	2,277,031			1,948,720			1,330,037
Preferred stock	340,169			70,427			—
SVBFG common stockholders’ equity	6,512,946			6,123,601			5,283,808
Noncontrolling interests	150,877			148,238			150,443
Portion used to fund interest-earning assets	(46,321,241)			(44,083,528)			(42,401,114)
Total liabilities and total equity	$72,407,168			$69,138,990			$57,528,437
Net interest income and margin		$527,546	3.12%		$536,848	3.26%		$515,793	3.81%
Total deposits	$61,808,231			$60,177,498			$49,714,209
Average SVBFG common stockholders’ equity as a percentage of average assets			8.99%			8.86%			9.18%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(3,409)			(3,180)			(2,907)
Net interest income, as reported		$524,137			$533,668			$512,886

(1)
Includes average interest-earning deposits in other financial institutions of $0.9 billion, $1.0 billion and $0.8 billion; and $5.5 billion, $4.6 billion and $2.8 billion deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate, for the quarters ended March 31, 2020, December 31, 2019 and March 31, 2019, respectively.

(2)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income or loss.

(3)	Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 21.0 percent for all periods presented.

(4)	Nonaccrual loans are reflected in the average balances of loans.

(5)	Interest income includes loan fees of $36.7 million, $47.4 million and $36.7 million for the quarters ended March 31, 2020, December 31, 2019 and March 31, 2019, respectively.

(6)
Average investment securities of $1.6 billion, $1.3 billion and $0.9 billion for the quarters ended March 31, 2020, December 31, 2019 and March 31, 2019, respectively, were classified as other assets as they are noninterest-earning assets. These investments consist primarily of non-marketable and other equity securities.

Reconciliation of Basic and Diluted Weighted Average Common Shares Outstanding

	Three months ended
(Shares in thousands)	March 31, 2020	December 31, 2019	March 31, 2019
Weighted average common shares outstanding—basic	51,565	51,587	52,587
Effect of dilutive securities:
Stock options and employee stock purchase plan	217	203	297
Restricted stock units	162	169	225
Total effect of dilutive securities	379	372	522
Weighted average common shares outstanding—diluted	51,944	51,959	53,109
SVB Financial and Bank Capital Ratios(1)

	March 31, 2020	December 31, 2019	March 31, 2019
SVB Financial:
CET 1 risk-based capital ratio (2)	12.36%	12.58%	12.89%
Tier 1 risk-based capital ratio (2)	13.37	13.43	13.04
Total risk-based capital ratio (2)	14.44	14.23	13.94
Tier 1 leverage ratio (2)	9.01	9.06	9.10
Tangible common equity to tangible assets ratio (3)	8.70	8.39	8.59
Tangible common equity to risk-weighted assets ratio (3)	13.41	12.76	12.86
Silicon Valley Bank:
CET 1 risk-based capital ratio (2)	10.92%	11.12%	12.35%
Tier 1 risk-based capital ratio (2)	10.92	11.12	12.35
Total risk-based capital ratio (2)	12.03	11.96	13.29
Tier 1 leverage ratio (2)	7.21	7.30	8.38
Tangible common equity to tangible assets ratio (3)	7.63	7.24	7.99
Tangible common equity to risk-weighted assets ratio (3)	12.01	11.31	12.32

(1)	Regulatory capital ratios as of March 31, 2020 are preliminary.

(2)	Capital ratios include regulatory capital phase-in of the allowance for credit losses under the 2020 CECL Interim Final Rule ("IFR") for periods beginning March 31, 2020.

(3)	These are non-GAAP measures. A reconciliation of non-GAAP measures to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

Loan Concentrations
Further details on our new risk-based segment presentation of our loan concentrations due to the adoption of CECL are provided under the section "Credit Quality." Prior period amounts were reclassified for comparability.

(Dollars in thousands, except ratios and client data)	March 31, 2020	December 31, 2019	March 31, 2019
Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million
Private equity/venture capital	$12,485,902	$13,044,354	$10,376,514
Investor dependent
Early stage	52,648	109,797	86,319
Mid stage	59,807	48,896	173,421
Later stage	407,974	525,015	504,586
Total investor dependent	520,429	683,708	764,326
Cash flow dependent
Sponsor led buyout	924,013	1,526,833	1,426,335
Other	1,483,666	1,487,164	1,187,398
Total cash flow dependent	2,407,679	3,013,997	2,613,733
Private Bank	107,945	146,060	155,771
Balance sheet dependent	519,802	360,829	595,838
Premium wine	164,612	290,657	221,770
Other	162,402	216,155	22,002
Total loans individually equal to or greater than $20 million	$16,368,771	$17,755,760	$14,749,954
Loans (individually or in the aggregate) to any single client, less than $20 million
Private equity/venture capital	$6,382,973	$4,652,440	$3,948,849
Investor dependent
Early stage	1,753,363	1,514,424	1,563,012
Mid stage	1,339,402	998,502	1,100,421
Later stage	1,623,516	1,138,561	1,137,219
Total investor dependent	4,716,281	3,651,487	3,800,652
Cash flow dependent
Sponsor led buyout	1,196,994	658,664	779,865
Other	1,272,629	751,577	715,968
Total cash flow dependent	2,469,623	1,410,241	1,495,833
Private Bank	3,561,350	3,346,209	2,980,821
Balance sheet dependent	1,331,139	925,324	805,733
Premium wine	892,315	771,607	793,075
Other	245,633	651,568	275,528
Total loans individually less than $20 million	$19,599,314	$15,408,876	$14,100,491
Total loans, amortized cost	$35,968,085	$33,164,636	$28,850,445
Loans individually equal to or greater than $20 million as a percentage of total loans	45.5%	53.5%	51.1%
Total clients with loans individually equal to or greater than $20 million	455	397	356
Loans individually equal to or greater than $20 million on nonaccrual status	$—	$37,294	$76,385

Credit Quality

(Dollars in thousands, except ratios)	March 31, 2020	December 31, 2019	March 31, 2019
Nonaccrual, past due and restructured loans:
Nonaccrual loans	$50,607	$102,669	$133,623
Loans past due 90 days or more still accruing interest	4,918	3,515	2,148
Total nonperforming loans (1)	55,525	106,184	135,771
OREO and other foreclosed assets	—	—	—
Total nonperforming assets	$55,525	$106,184	$135,771
Nonperforming loans as a percentage of total loans	0.15%	0.32%	0.47%
Nonperforming assets as a percentage of total assets	0.07	0.15	0.23
Allowance for credit losses for loans	$548,963	$304,924	$300,151
As a percentage of total loans	1.53%	0.91%	1.03%
As a percentage of total nonperforming loans	988.68	287.17	221.07
Allowance for credit losses for nonaccrual loans	$34,876	$44,859	$61,225
As a percentage of total loans	0.10%	0.13%	0.21%
As a percentage of total nonperforming loans	62.81	42.25	45.09
Allowance for credit losses for total performing loans	$514,087	$260,065	$238,926
As a percentage of total loans	1.43%	0.78%	0.82%
As a percentage of total performing loans	1.43	0.78	0.83
Total loans (1)	$35,968,085	$33,327,704	$29,020,519
Total performing loans	35,912,560	33,221,520	28,884,748
Allowance for credit losses for unfunded credit commitments (2)	84,690	67,656	57,970
As a percentage of total unfunded credit commitments	0.35%	0.28%	0.29%
Total unfunded credit commitments (3)	$24,240,557	$24,521,920	$20,267,529

(1)
For the quarter ended March 31, 2020, loan amounts are disclosed, and ratios are calculated, using the amortized cost basis as a result of the adoption of CECL. Prior period loan amounts are disclosed, and ratios calculated, using the gross basis in accordance with previous methodology.

(2)	The “allowance for credit losses for unfunded credit commitments” is included as a component of “other liabilities.”

(3)	Includes unfunded loan commitments and letters of credit.

Average Off-Balance Sheet Client Investment Funds (1)

	Three months ended
(Dollars in millions)	March 31, 2020	December 31, 2019	March 31, 2019
Sweep money market funds	$43,045	$42,526	$39,805
Client investment assets under management (2)	50,746	44,641	39,247
Repurchase agreements	9,799	9,476	8,362
Total average client investment funds	$103,590	$96,643	$87,414

Period-end Off-Balance Sheet Client Investment Funds (1)

	Period-end balances at
(Dollars in millions)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Sweep money market funds	$44,833	$43,226	$42,022	$40,008	$40,686
Client investment assets under management (2)	51,020	46,904	44,886	41,614	39,376
Repurchase agreements	11,099	9,062	9,564	9,873	8,120
Total period-end client investment funds	$106,952	$99,192	$96,472	$91,495	$88,182

(1)	Off-Balance sheet client investment funds are maintained at third-party financial institutions.

(2)	These funds represent investments in third-party money market mutual funds and fixed income securities managed by SVB Asset Management.

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (including, but not limited to, non-GAAP core fee income, non-GAAP core fee income plus investment banking revenue and commissions, non-GAAP noninterest income, non-GAAP net gains on investment securities, non-GAAP non-marketable and other equity securities, non-GAAP noninterest expense and non-GAAP financial ratios) of financial performance. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by: (i) excluding amounts attributable to noncontrolling interests for which we effectively do not receive the economic benefit or cost of, where indicated, or (ii) providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the financial tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

Additionally, from time to time, we may make reference to the non-GAAP financial metric of Core EPS in our earnings call and other investor presentations. Non-GAAP Core EPS consists of our net income available to common stockholders less gains or losses on investment securities, equity warrant assets and income and expenses related to SVB Leerink, net of tax, divided by our diluted weighted average common shares outstanding. Our management believes this measure to be a useful assessment of our performance as it relates to our core business because it excludes certain financial items where performance is typically subject to market or other conditions beyond our control. A reconciliation of Core EPS to the closest corresponding GAAP measure is not available with respect to future goals due to our inability to provide a quantitative reconciliation to such measure.
In particular, in this press release, we use certain non-GAAP measures that exclude the following from net income and certain other financial line items in certain periods:

•
Income and expense attributable to noncontrolling interests — As part of our funds management business, we recognize the entire income or loss from certain funds where we own less than 100 percent. We are required under GAAP to consolidate 100 percent of the results of certain SVB Capital funds. The relevant amounts attributable to investors other than us are reflected under “Net Income Attributable to Noncontrolling Interests.” Our net income available to common stockholders/certain financial line items include only the portion of income or loss related to our ownership interest.

In addition, in this press release, we use certain non-GAAP financial ratios and measures that are not required by GAAP or exclude certain financial items from calculations that are otherwise required under GAAP, including:

•
Non-GAAP core fee income plus investment banking revenue and commissions — This measure represents noninterest income but excludes certain line items where performance is typically subject to market or other conditions beyond our control. We do not provide our outlook for the expected full year results for these excluded items, which include net gains or losses on investment securities, net gains or losses on equity warrant assets and other noninterest income items.

•
Non-GAAP core fee income — This measure represents noninterest income but excludes certain line items where performance is typically subject to market or other conditions beyond our control, as well as our investment banking revenue and commissions, and includes client investment fees, foreign exchange fees, credit card fees, deposit service charges, lending related fees and letters of credit and standby letters of credit fees. We do not provide our outlook for the expected full year results for these excluded items, which include net gains or losses on investment securities, net gains or losses on equity warrant assets, investment banking revenue, commissions and other noninterest income items.

•
Non-GAAP core operating efficiency ratio — This ratio excludes income and expenses related to SVB Leerink and certain financial items where performance is typically subject to market or other conditions beyond our control. It is calculated by dividing noninterest expense after adjusting for noninterest expense attributable to SVB Leerink by total revenue after adjusting for net interest income attributable to SVB Leerink, net gains or losses on investment securities and equity warrant assets, investment banking revenue and commissions. Additionally, noninterest expense and total revenue are adjusted for income or losses and expenses attributable to noncontrolling interests and adjustments to net interest income for a taxable equivalent basis. This ratio is used by management to evaluate the operating efficiency of our core banking business.

•
Tangible common equity to tangible assets ratio; tangible common equity to risk-weighted assets ratio — These ratios are not required by GAAP or applicable bank regulatory requirements and are used by management to evaluate the adequacy of our capital levels. Risk-based capital guidelines require a minimum level of capital as a percentage of risk-weighted assets. Risk-weighted assets are calculated by assigning assets and off-balance sheet items to broad risk categories. Our ratios are calculated by dividing total SVBFG stockholders’ equity, by total assets or total risk-weighted assets, as applicable, after reducing amounts by acquired intangibles, if any.

	Three months ended
Non-GAAP core fee income plus investment banking revenue and commissions and non-GAAP core fee income (Dollars in thousands)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
GAAP noninterest income	$301,934	$313,344	$294,009	$333,750	$280,376
Less: gains on investment securities, net	46,055	28,095	29,849	47,698	29,028
Less: net gains on equity warrant assets	13,395	30,865	37,561	48,347	21,305
Less: other noninterest income	11,137	12,597	13,631	17,245	11,897
Non-GAAP core fee income plus investment banking revenue and commissions	$231,347	$241,787	$212,968	$220,460	$218,146
Less: investment banking revenue	46,867	58,172	38,516	48,694	49,795
Less: commissions	16,022	15,534	12,275	14,429	14,108
Non-GAAP core fee income	$168,458	$168,081	$162,177	$157,337	$154,243

	Three months ended
Non-GAAP net gains on investment securities, net of noncontrolling interests (Dollars in thousands)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
GAAP net gains on investment securities	$46,055	$28,095	$29,849	$47,698	$29,028
Less: (loss) income attributable to noncontrolling interests, including carried interest allocation	(1,535)	11,827	14,640	18,598	3,436
Non-GAAP net gains on investment securities, net of noncontrolling interests	$47,590	$16,268	$15,209	$29,100	$25,592

	Three months ended
Non-GAAP core operating efficiency ratio (Dollars in thousands, except ratios)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
GAAP noninterest expense	$399,585	$460,752	$391,324	$383,522	$365,664
Less: expense attributable to noncontrolling interests	140	143	145	168	379
Non-GAAP noninterest expense, net of noncontrolling interests	399,445	460,609	391,179	383,354	365,285
Less: expense attributable to SVB Leerink	62,037	75,002	55,200	61,935	60,540
Non-GAAP noninterest expense, net of noncontrolling interests and SVB Leerink	$337,408	$385,607	$335,979	$321,419	$304,745

GAAP net interest income	$524,137	$533,668	$520,644	$529,403	$512,886
Adjustments for taxable equivalent basis	3,409	3,180	2,957	2,905	2,907
Non-GAAP taxable equivalent net interest income	527,546	536,848	523,601	532,308	515,793
Less: income attributable to noncontrolling interests	21	31	14	16	11
Non-GAAP taxable equivalent net interest income, net of noncontrolling interests	527,525	536,817	523,587	532,292	515,782
Less: net interest income attributable to SVB Leerink	201	291	277	242	442
Non-GAAP taxable equivalent net interest income, net of noncontrolling interests and SVB Leerink	$527,324	$536,526	$523,310	$532,050	$515,340

GAAP noninterest income	$301,934	$313,344	$294,009	$333,750	$280,376
Less: (loss) income attributable to noncontrolling interests, including carried interest allocation	(1,854)	12,072	14,568	18,736	3,248
Non-GAAP noninterest income, net of noncontrolling interests	303,788	301,272	279,441	315,014	277,128
Less: Non-GAAP net gains on investment securities, net of noncontrolling interests	47,590	16,268	15,209	29,100	25,592
Less: net gains on equity warrant assets	13,395	30,865	37,561	48,347	21,305
Less: investment banking revenue	46,867	58,172	38,516	48,694	49,795
Less: commissions	16,022	15,534	12,275	14,429	14,108
Non-GAAP noninterest income, net of noncontrolling interests and net of net gains on investment securities, net gains on equity warrant assets, investment banking revenue and commissions	$179,914	$180,433	$175,880	$174,444	$166,328

GAAP total revenue	$826,071	$847,012	$814,653	$863,153	$793,262
Non-GAAP taxable equivalent revenue, net of noncontrolling interests, SVB Leerink, net of net gains on investment securities, net gains on equity warrant assets, investment banking revenue and commissions	$707,238	$716,959	$699,190	$706,494	$681,668

GAAP operating efficiency ratio	48.37%	54.40%	48.04%	44.43%	46.10%
Non-GAAP core operating efficiency ratio	47.71	53.78	48.05	45.49	44.71

	Period-end balances at
Non-GAAP non-marketable and other equity securities, net of noncontrolling interests (Dollars in thousands)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
GAAP non-marketable and other equity securities	$1,200,595	$1,213,829	$1,150,094	$1,079,749	$974,979
Less: amounts attributable to noncontrolling interests	144,279	148,806	142,182	148,270	134,130
Non-GAAP non-marketable and other equity securities, net of noncontrolling interests	$1,056,316	$1,065,023	$1,007,912	$931,479	$840,849

	Period-end balances at
SVB Financial Group tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
GAAP SVBFG stockholders’ equity	$7,034,749	$6,470,307	$5,890,680	$5,554,043	$5,342,773
Less: preferred stock	340,138	340,138	—	—	—
Less: intangible assets	185,895	187,240	190,111	192,981	193,219
Tangible common equity	$6,508,716	$5,942,929	$5,700,569	$5,361,062	$5,149,554
GAAP total assets	$75,009,640	$71,004,903	$68,231,233	$63,773,739	$60,160,285
Less: intangible assets	185,895	187,240	190,111	192,981	193,219
Tangible assets	$74,823,745	$70,817,663	$68,041,122	$63,580,758	$59,967,066
Risk-weighted assets	$48,526,008	$46,577,485	$43,712,495	$40,843,334	$40,048,892
Tangible common equity to tangible assets	8.70%	8.39%	8.38%	8.43%	8.59%
Tangible common equity to risk-weighted assets	13.41	12.76	13.04	13.13	12.86

	Period-end balances at
Silicon Valley Bank tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Tangible common equity	$5,617,402	$5,034,095	$4,918,767	$4,936,520	$4,696,564
Tangible assets	$73,630,526	$69,563,817	$66,824,088	$62,380,814	$58,774,326
Risk-weighted assets	$46,778,481	$44,502,150	$41,597,959	$38,821,244	$38,132,316
Tangible common equity to tangible assets	7.63%	7.24%	7.36%	7.91%	7.99%
Tangible common equity to risk-weighted assets	12.01	11.31	11.82	12.72	12.32